Exhibit No. 99.1

[Logo]  Computer Products Inc.                              News Release

       COMPUTER PRODUCTS AND ZYTEC SHAREHOLDERS APPROVE MERGER CREATING
           A LEADING POWER SUPPLIER FOR THE COMMUNICATIONS INDUSTRY

BOCA RATON, Fla., December 30 -- Computer Products, Inc. (Nasdaq NM:CPRD) and Zytec Corporation (Nasdaq NM: ZTEC) today announced that shareholders of both companies have voted to approve the previously announced merger transaction between the two companies. The merger, which will create one of the largest worldwide power supply producers, became effective yesterday, following the completion of necessary filings. Effective today, Zytec's common stock will no longer be quoted on The Nasdaq National Market.

Under the terms of the merger agreement, first announced on September 3, 1997, shareholders of Zytec will receive 1.33 shares of Computer Products common stock for each share of Zytec common stock they hold. The value of the merger is approximately $360 million based on yesterday's closing price of Computer Products common stock of $20.125. The transaction is a tax-free exchange to be accounted for as a pooling of interests. The combined companies' 1997 revenue is expected to be approximately $530 million.

The merged company will begin doing business under the name Artesyn Technologies. Management will request shareholder approval to legally change Computer Products' corporate name to Artesyn Technologies, Inc. at its next annual shareholders' meeting expected to be held in May 1998. Pending shareholder approval, the Company's legal name will remain Computer Products, Inc. and trade under The Nasdaq National Market symbol CPRD.

Following the merger, Mr. Joseph M. O'Donnell will continue to serve as President and Chief Executive Officer of the combined Company. Mr. O'Donnell and Mr. Ronald D. Schmidt, the current Chairman and Chief Executive Officer of Zytec, will serve as its Co-Chairmen. Mr. Richard J. Thompson will serve as Chief Financial Officer of the combined entity.

Computer Products' Chief Executive Officer, Joe O'Donnell, said, "Customer satisfaction is the ultimate source of shareholder value. By combining the two organizations, we are directly addressing the needs of our customers to reduce their supplier base and have a trusted source to turn to for both custom and standard products. Our global infrastructure along with increased financial and technical resources will allow us to deliver greater total value to the market."

Zytec's Chief Executive Officer, Ron Schmidt, said, "The merger will result in a stronger, more competitive company with a more integrated and cohesive multi-technology product offering, greater world-wide presence and capability, and greater sales and marketing capability than those of Zytec alone. The increased resources of the company will allow it to offer customers increased value and service."

In the power supply arena, the merged company brings to its customers a broad spectrum of products and services, combining Computer Products' over 1200 standard products with Zytec's capabilities as a leading supplier of custom power products. The merged company also will have one of the largest engineering departments in the industry and a global presence with manufacturing operations on three continents in eight different countries.

Computer  Products,  Inc.,  headquartered  in Boca  Raton,  Fla.,  is a  leading
provider  of  power  conversion  equipment,   real-time  systems  and  logistics
management for the communications industry.

Except for historical information contained herein, the matters discussed in this news release contains certain forward-looking statements that involve risks and uncertainties, including the successful integration of Zytec Corporation and Computer Products, Inc., variances between actual and estimated costs and expenses related to the merger, the market acceptance of existing and new products of the combined company, the potential for fluctuations in operating results, and other risks detailed from time to time in the Companies' various filings with the Securities and Exchange Commission.

Contacts:     Investor Relations:
              John Nesbett
              Lippert/Heilshorn & Assoc.
              (212) 838-3777
              or
              Computer Products:

              Richard J. Thompson, Chief Financial Officer
              (561) 451-1000

              or
              Zytec:

              Ronald D. Schmidt, Chairman and Chief Executive Officer
              (612) 941-1100